Exhibit 99.1

IHOP CORP.

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. APPOINTS MIKE ARCHER PRESIDENT OF

APPLEBEE’S INTERNATIONAL

GLENDALE, Calif., May 7, 2008 —   IHOP Corp. (NYSE: IHP) (“the Company”) today announced the appointment of Michael J. Archer to the position of president of Applebee’s International, Inc., effective May 27, 2008.  In this position, Archer will be accountable for leading the overall strategic direction for all functional areas of Applebee’s Neighborhood Grill and Bar.  He will be primarily responsible for executing the vision and future brand evolution for the organization, driving excellence within all functional disciplines, leading an effective and aligned leadership team, forging strong franchise relationships, and developing tactical and strategic plans to improve results in all areas of the business.  Archer will be based out of Applebee’s Restaurant Support Center in Lenexa, Kansas.

Julia A. Stewart, IHOP Corp.’s chairman and chief executive officer, said, “We are pleased to welcome Mike to the Applebee’s team.  He possesses a keen understanding of the restaurant industry, particularly the grill and bar category that Applebee’s competes in, and is a motivational, hands-on leader ideally suited to the needs of our organization.  Mike will report directly to me, and I look forward to partnering with him as we work collaboratively with our franchisees to re-energize the Applebee’s brand, improve the operational performance of our company-operated and franchise restaurants, and continue the transformation of our business model.  I will remain actively involved in defining the company’s strategic direction and implementing key initiatives to drive our marketing efforts and improve our operational execution.”

Archer commented, “Applebee’s is one of the most respected casual dining concepts in the restaurant industry and I am looking forward to working closely with associates and franchisees as we revitalize this great brand.”

Archer most recently served as president and chief operating officer of T.G.I. Friday’s U.S.A., a subsidiary of Carlson Restaurants Worldwide Inc, where he was accountable for T.G.I. Friday’s USA brand strategy including operations, marketing, research and development, strategic sourcing, franchise operations, public relations and human resources.  During his tenure, Archer and his team lead the successful turnaround of the T.G.I. Friday’s brand, including reversing a five-year decline of comparable store sales and guest counts, improving restaurant operating profit, and improving the guest experience measure to an all-time high.

Previously, Archer was president and chief executive officer of Z’Tejas Southwestern Grill where he repositioned the concept, developed new brand positioning, led new restaurant expansion, and established new service and operational standards, among other accomplishments.  Prior to that, he held the position of chief operating officer of Sullivan’s and Del Frisco’s where he was responsible for developing the Sullivan’s Steakhouse concept for Lone Star Steakhouse and Saloon.  Archer also served at Morton’s Restaurant Group, Inc. as president and chief operating officer of Morton’s of Chicago, Inc. where he led the growth of this premiere steakhouse

IHOP Corp.

concept.  Throughout his thirteen-year career with Morton’s, he also held the position of chief financial officer during which time he successfully negotiated two leveraged buyouts.

Archer is known as one of the most effective operators and executives in the restaurant industry, reflected in the numerous awards and recognitions he has received throughout his twenty-five year restaurant career.  Honors include being recognized as one of Restaurant Hospitality’s “Rising Stars”; being named as one of the “Power 50 ~ The Next Generation” by Nation’s Restaurant News; and being awarded the “High Impact Restaurant Leadership Awards ~ Upscale Dining” by Restaurant Business, among other accomplishments.  Dedicated to ensuring the development of others in the industry, Archer has been active with the MultiCultural Foodservice and Hospitality Alliance and the Women’s Foodservice Forum (WFF) where he serves on the Board of Directors and Executive Committee.

Archer received his BBA in accounting from St. Norbert College in DePere, Wisconsin.

About IHOP Corp.

Based in Glendale, California, IHOP Corp. franchises and operates restaurants under the International House of Pancakes, or IHOP, and the Applebee’s Neighborhood Grill & Bar brands.  With more than 3,300 restaurants combined, IHOP Corp. is the largest full-service restaurant company in the world.  IHOP Corp.’s common stock is listed on the NYSE under the symbol “IHP.”  For more information on IHOP Corp., visit the Investor Relations section of the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors”

sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.